                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF  THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  A.S.V., Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                             [LOGO OF A.S.V. INC.]

                                  A.S.V., Inc.

                               -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                  June 1, 2001

                               -----------------

      The Annual Meeting of Shareholders of A.S.V., Inc. will be held at the Myles Reif Performing Art Center, 720 Conifer Drive, Grand Rapids, Minnesota on Friday, June 1, 2001 at 2:00 p.m., local time, for the following purposes:

      1.    To elect ten directors to the Board of Directors.

      2. To approve the selection of Grant Thornton LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001.

      3. To take action upon any other business that may properly come before the meeting or any adjournment thereof.

      Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's 2000 Annual Report to Shareholders, which are being sent to you by order of the Board of Directors.

      Only shareholders of record shown on the books of the Company at the close of business on April 10, 2001 will be entitled to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

      Please join us for factory tours and product demonstrations from 10 a.m. to 12 noon on Friday, June 1. A map to our facility is located on the inside front cover of the proxy statement.

      You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return your Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning the Proxy will help avoid further solicitation expense to the Company.


                                             By Order of the Board of Directors,

                                             /s/ Edgar E. Hetteen

                                             Edgar E. Hetteen
                                             Secretary


Dated:   May 1, 2001
         Grand Rapids, Minnesota

                                  A.S.V., Inc.
                                  840 Lily Lane
                          Grand Rapids, Minnesota 55744


                                 PROXY STATEMENT
                                       for
                         Annual Meeting of Shareholders
                             to be held June 1, 2001


                                  INTRODUCTION

      This Proxy Statement is being furnished to the shareholders of A.S.V., Inc. ("ASV" or the "Company"), in connection with the solicitation by the Board of Directors of ASV of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, June 1, 2001 at 2:00 p.m., local time, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about May 1, 2001.

      The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by letter or telephone.

      Any shareholder giving a Proxy may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a new written Proxy with an officer of the Company. Personal attendance at the Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to an officer before the revoked or superseded Proxy is used at the Annual Meeting.

      The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of ASV's Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies not revoked will be voted in accordance with the instructions specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specific instructions with respect to any proposal will, subject to the following, be voted in favor of the proposals set forth in the Notice of Annual Meeting and in favor of the slate of directors proposed by the Board of Directors as listed herein. If a shareholder abstains from voting as to any proposal, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such proposal, but shall not be deemed to have been voted in favor of such proposal. Abstentions as to any proposal, therefore, will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular proposal, then the shares covered by such non-vote proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present at the Annual Meeting for purposes of calculating the vote required for approval of such proposal.

                      OUTSTANDING SHARES AND VOTING RIGHTS

      The Board of Directors of the Company has fixed April 10, 2001 as the record date (the "Record Date") for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date 10,209,997 shares of ASV's Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights. Generally, the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on each matter is required for the election of each director nominee and the approval of each other matter to be acted upon. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum.

                  ELECT TEN DIRECTORS TO THE BOARD OF DIRECTORS
                                  (Proposal #1)

      The Board of Directors has set the number of directors to be elected for the ensuing year at ten (10). The Board of Directors has nominated the ten current directors of the Company: Gary D. Lemke, Edgar E. Hetteen, Jerome T. Miner, Leland T. Lynch, Karlin S. Symons, James H. Dahl, R. E. "Teddy" Turner, IV, Richard A. Benson, Richard A. Cooper and Robert R. Macier (the "Nominees") to stand for election at the Annual Meeting. The ten current directors of the Company have consented to stand for reelection.

      Vote Required. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES.

      In the absence of other instructions, the Proxies will be voted for each of the Nominees. If elected, each Nominee shall serve until the next annual meeting of shareholders and until his or her successor has been elected and qualified. If any of the Nominees should be unable to serve as director by reason of death, incapacity or other unexpected occurrence, the Proxies solicited by Board of Directors shall be voted by the proxy representatives for such substitute nominee(s) as is recommended by the Board of Directors, or, in the absence of such recommendation, for such fewer number of directors as remain willing and able to serve.

      The following provides certain information with respect to the Company's director nominees and executive officers.

      Gary D. Lemke, 60, has been President of A.S.V., Inc. since he co-founded the Company in 1983 and Chairman since September 2000. Mr. Lemke has been a director of the Company since 1983.

      Edgar E. Hetteen, 80, has been Vice President and Secretary of A.S.V., Inc. since he co-founded the Company in 1983. Mr. Hetteen has been a director of the Company since 1983.

      Jerome T. Miner, 65, has been Vice Chairman of A.S.V., Inc. since 1995 and the President of Jerry Miner Realty, Inc., an owner and operator of various retail stores in Grand Rapids, Minnesota, since 1984. Mr. Miner has been a director of the Company since 1991.

      Leland T. Lynch, 64, has been Managing Partner, Chairman and Chief Executive Officer of the advertising firm of Carmichael Lynch Inc. in Minneapolis, Minnesota since 1962. Mr. Lynch has been a director of the Company since 1995. Mr. Lynch is a director of Archivers Inc. and a partner in the Historical Theatre Group.

      Karlin S. Symons, 54, has been an attorney/partner with the law firm of Kaplan, Strangis and Kaplan in Minneapolis, Minnesota since 1989. Ms. Symons has been a director of the Company since 1995. Ms. Symons is the past Chairperson of the Board of Trustees of The William Mitchell College of Law.

      James H. Dahl, 47, has been the President of James Dahl & Company, a private investment company, since 1989 and the Managing General Partner of Rock Creek Partners, Ltd., a private investment partnership in Jacksonville, Florida, since 1993. Mr. Dahl has been a director of the Company since 1996.

      R. E. "Teddy" Turner IV, 37, has been the owner of Charleston Boatworks, Inc. located in Charleston, South Carolina since 2000. From 1998 to 2000, Mr. Turner was the Chairman of the Board of MyTurn.com, Inc., a computer hardware and software company. From 1996 to 1998, Mr. Turner was the President of Turner Telecommunications Inc., an advanced video technology company. Mr. Turner is a member of the Board of Trustees of St. Mary's College of Maryland, a Trustee of the Turner Foundation and was a director of MyTurn.com, Inc. until October 2000. Mr. Turner has been a director of the Company since 1997.

      Richard A. Benson, 58, has been Vice President of Caterpillar Inc., Diversified Products Division since 1992 and President of Caterpillar's Global Mining Division since 2000. Mr. Benson is a director of Cat Elphinstone, Morrison Products, Mitsibushi Caterpillar and the Illinois Agricultural Leadership Foundation. Mr. Benson has been a director of the Company since January 1999.

      Richard A. Cooper, 50, has been the President of Caterpillar Paving Products, Inc., a subsidiary of Caterpillar, Inc. since 1996. Mr. Cooper has been a director of the Company since January 1999.

      Robert R. Macier, 50, has been a Vice President of Caterpillar Inc. since 1998 and has held various management positions at Caterpillar since 1981. Mr. Macier has been a director of the Company since January 2001.

      Thomas R. Karges, 40, has been the Company's Chief Financial Officer since October 1994.

      Messrs. Benson and Cooper were appointed to the Board of Directors pursuant to the terms of the Securities Purchase Agreement dated October 14, 1998 between Caterpillar Inc. and the Company.

Legal Proceedings

      R. E. "Teddy" Turner IV was the Chairman of the Board of MyTurn.com, Inc., a computer hardware and software company, from 1998 to 2000 and a director of MyTurn.com, Inc. through October 2000. On March 2, 2001, MyTurn.com, Inc. filed a voluntary petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California.

Board Meetings and Committees

      During fiscal 2000, the Board of Directors met four times. In addition to meetings of the full Board, directors also attended various Board committee meetings. All directors attended 75% or more of the total number of meetings of the Board of Directors and Committees of which they were members.

      Directors and Committee members frequently take formal action by written consent, in accordance with Minnesota law, rather than hold formal Board and Committee meetings.

      The Company's Board of Directors has two standing committees, an Audit Committee and a Compensation and Stock Option Committee. The Company does not have a nominating committee for Board of Director nominees.

      The Audit Committee is comprised of three independent directors and operates under a written charter, a copy of which is included as Appendix A to this Proxy Statement. The Audit Committee's role is one of oversight and it meets with the Company's management and the Company's independent public accountants to review the scope and results of the audit along with the Company's accounting and financial reporting practices. The Audit committee met one time in 2000.

      The Compensation and Stock Option Committee is comprised of independent non-employee directors and provides recommendations concerning salaries and incentive compensation for officers and employees of the Company. The Compensation and Stock Option Committee met one time in 2000.

Compensation of Directors

      The Company does not pay its directors a fee for attendance at Board of Director or Committee meetings. Each non-employee director is eligible for stock option grants under the 1998 Non-Employee Director Stock Option Plan (the "Director Plan"), including an option to purchase 2,250 shares of Common Stock upon initial election to the Board and an option to purchase 3,000 shares of Common Stock on the first business day of each calendar year thereafter, provided such person is a director of the Company at the time of grant of the option. In addition, the Company reimburses directors for expenses incurred in connection with attendance at Board meetings.

      Options to purchase 3,000 shares of the Company's Common Stock at $8.00 per share were granted on January 2, 2001 to Messrs. Miner, Lynch, Dahl and Turner and Ms. Symons.

      Messrs. Benson and Cooper were eligible to receive options to purchase 3,000 shares of the Company's Common Stock at $8.00 per share in January 2001. Mr. Macier was eligible to receive an option to purchase 2,250 shares of the Company's Common Stock at $8.00 per share in January 2001. However, Messrs. Benson, Cooper and Macier declined the options due to their employment by Caterpillar Inc.

      Directors who are also employees of the Company do not receive any additional compensation for serving on the Board of Directors, but may receive stock options as part of their compensation as officers of the Company.

            RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                  (Proposal #2)

      The Board of Directors unanimously recommends that the shareholders ratify the appointment of Grant Thornton LLP, independent public accountants, as the Company's independent public accountants for the fiscal year ending December 31, 2001. Unless otherwise instructed, the Proxies will be so voted. Grant Thornton LLP has been the Company's independent public accountant since 1994. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company's shareholders.

Audit Fees

      The Company paid Grant Thornton, LLP an aggregate of $78,000 for the annual audit for the year ended December 31, 2000 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the year ended December 31, 2000. The above amount includes out-of-pocket expenses incurred by Grant Thornton, LLP in connection with provision of such services.

Financial Information Systems Design and Implementation Fees

      Grant Thornton, LLP did not render any professional services to the Company in the year ended December 31, 2000 with respect to financial systems design and implementation.

All Other Fees

      The Company paid Grant Thornton, LLP an aggregate of $6,300 for services provided in connection with management consultation, tax compliance and tax consultation.

      The Audit Committee has considered whether the provision of non-audit services provided by Grant Thornton LLP during the last fiscal year, fees for which are disclosed above, is compatible with maintaining Grant Thornton LLP's independence.

                             AUDIT COMMITTEE REPORT

      The Company's Audit Committee is comprised of three independent non-employee directors. The Audit Committee's primary function is one of oversight of the Company's management and independent public accountants in regards to the Company's internal controls, accounting and financial reporting practices.

      In carrying out its duties, the Audit Committee performed the following:

            Reviewed and discussed the Company's audited financial statements for the year ended December 31, 2000 with the Company's management.

            Discussed with the Company's independent public accountants the matters required to be discussed by Statement of Auditing Standards No. 61 regarding communication with audit committees.

            Received written disclosures and the letter from the Company's independent public accountants required by Independence Standards Board Statement No. 1 (Independent Discussions with Audit Committees) and discussed with the Company's independent public accountants their independence.

      Based on the review and discussions with management and the Company's independent public accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report of Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

      SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

   R. E. "Teddy" Turner, IV - Chair     Jerome T. Miner     Karlin S. Symons

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

      The Company's Compensation and Stock Option Committee (the "Compensation Committee") is responsible for establishing compensation policies for all executive officers of the Company, including the Company's President. The Compensation Committee is composed entirely of independent non-employee directors. The present members of the Committee are listed at the end of this report.

      The objectives of the Company's executive compensation program are:

            1. to attract, retain and motivate superior talent and reward individual performance;

            2.    to support the achievement of the Company's strategic goals;
                  and

            3. through stock based compensation, align the executive officers' interests with those of the shareholders of the Company.

      The following report addresses the Company's executive compensation policies and discusses factors considered by the Compensation Committee in determining the compensation of the Company's President and other executive officers for the year ended December 31, 2000.

Compensation policies for executive officers

      The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term performance goals, reward the achievement of corporate goals, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Company's executive officers are paid base salaries that are subject to annual cost-of-living increases, along with periodic adjustments to recognize favorable corporate and individual performance and also to make such salaries competitive with other similar sized companies in the manufacturing industry. The Company's executive officers are also given the opportunity to participate in certain other broad-based employee benefit plans. The Company's use of stock option grants as a key component of its executive compensation plans reflects the Compensation Committee's position that stock ownership by management and stock based compensation arrangements are beneficial in aligning management's and shareholders' interests to enhance shareholder value. The Compensation Committee believes that a greater reliance on stock-based incentives is appropriate for the Company's current stage of development.

Incentive Compensation

      For fiscal year 2001, the Company has no formalized incentive compensation plan for executive officers or management employees. No formalized incentive compensation plan existed for executive officers or management employees for fiscal 2000.

Stock Options

      Stock options awarded under the Company's 1994 Long-Term Incentive and Stock Option Plan and 1996 Incentive and Stock Option Plan are intended as incentive compensation and have historically been granted to officers and other key employees to attract, retain and motivate the talent necessary for the Company to achieve its objectives. The Company's policy is to grant stock options annually in connection with a review of each individual's performance of their job functions and their current stock option holdings, at which point the Compensation Committee may or may not grant additional options at its discretion. The Company also grants stock options to newly hired employees as part of their overall compensation package.

      The 1996 Incentive and Stock Option Plan provides for the granting of options to those employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934 without the approval of the Compensation Committee. In 2000, stock option grants totaling 94,500 shares were granted to 100 employees in this manner.

      Stock option grants totaling 120,000 shares (which includes the 94,500 shares discussed above) were approved by the Compensation Committee in January 2000 to be granted to all full-time employees in February and March 2000. Included in this figure are stock option grants totaling 25,000 shares granted to executive officers on February 1, 2000.

President's compensation

      Gary D. Lemke serves as the Company's President and Chief Executive Officer and was elected Chairman of the Board of Directors in September 2000. Compensation for Mr. Lemke during 2000, as reflected in the Summary Compensation Table set forth herein, consisted of base compensation only. Mr. Lemke's base compensation for 2000 was increased 10 percent from his base salary in 1999 to reflect a cost-of-living increase and to recognize favorable corporate and individual performance. Mr. Lemke was also granted an option to purchase 15,000 shares of the Company's Common Stock at $15.44 per share in February 2000.

      At this time the Committee has no formal written plan for Presidential compensation separate and apart from the Company's general compensation philosophy. Until a plan specific to the President is developed, Presidential compensation will be based on corporate and individual performance, consistent with guidelines applicable to all key employees.

  SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

      Karlin S. Symons - Chair                          Richard A. Cooper

                           SUMMARY COMPENSATION TABLE

      The following table sets forth the total remuneration paid during the Company's last three fiscal years to the Company's President and Chief Executive Officer. No other executive officer of the Company earned total annual salary and bonus in fiscal 2000 in excess of $100,000.

                                                                     Annual                Long-Term
                                                                  Compensation            Compensation
                                                                  ------------            ------------
                                                   Fiscal                             Number of Securities
      Name                                          Year       Salary       Bonus      Underlying Options
      ----                                          ----       ------       -----      ------------------
      Gary D. Lemke..............................   2000     $ 165,000      $ ---            15,000
                                                    1999       150,000        ---             ---
                                                    1998       125,000        ---             ---

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of options to purchase Common Stock made during fiscal 2000 to the executive officer named in the Summary Compensation Table above.

                                            Number of     Percent of Total
                                            Securities    Options Granted      Exercise                      Grant Date
                                            Underlying    to Employees in        Price       Expiration        Present
      Name                                   Options        Fiscal Year        Per Share        Date        Value ($) (2)
      ----                                   --------       -----------        ---------        ----        -------------
      Gary D. Lemke.....................      15,000 (1)       12.6%            $ 15.44       Feb 1, 2007     $ 121,200

      (1) Twenty-five percent of the option becomes exercisable on each annual anniversary date of the option beginning February 1, 2001.

      (2) The present value of the stock option is calculated using the Black-Scholes options-pricing model with the following assumptions: zero dividend yield; expected volatility of 42.5%; risk-free interest rate of 4.96% and an expected life of seven years.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

      The following table summarizes information related to options exercised during fiscal 2000 and the number and value of options held at the end of fiscal 2000 by the executive officer named in the Summary Compensation Table above.

                                                                Number of Unexercised          Value of Unexercised
                                                                      Options at               In-the-Money Options
                                  Shares                          December 31, 2000          at December 31, 2000 (2)
                                Acquired on      Value            -----------------          ------------------------
      Name                     Exercise (#)   Realized (1)   Exercisable   Unexercisable   Exercisable   Unexercisable
      ----                     ------------   ------------   -----------   -------------   -----------   -------------
      Gary D. Lemke...........     4,500        $ 31,000       611,250        15,000        $ 53,750         $ ---

      (1) Market value of underlying securities on date of exercise minus the exercise price.

      (2) Market value of underlying securities at fiscal year end minus the exercise price.

                          COMPARATIVE STOCK PERFORMANCE

      The graph below compares the cumulative total shareholder return on the Company's Common Stock for the five fiscal years ended December 31, 2000 with the cumulative total return on the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Total Return Index for Nasdaq Non-Financial Stocks over the same period (assuming the investment of $100 in each on December 31, 1995 and the reinvestment of all dividends).

                        [PERFORMANCE GRAPH APPEARS HERE]

      ----------------------------------------------------------------------------------------------------------------
                                                   12/31/95    12/31/96    12/31/97    12/31/98    12/31/99   12/31/00
      ----------------------------------------------------------------------------------------------------------------
      A.S.V., Inc.                                  $100.00     $437.31     $682.42     $630.96     $480.94    $282.39
      ----------------------------------------------------------------------------------------------------------------
      NASDAQ - U. S. Companies                       100.00      123.04      150.69      212.51      394.92     237.62
      ----------------------------------------------------------------------------------------------------------------
      NASDAQ - Non-Financial Companies               100.00      121.48      142.20      208.73      408.72     238.48
      ----------------------------------------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 10, 2001 by: (i) each director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group and (iv) each person or entity known by the Company to own beneficially more than five percent of the Company's Common Stock.

                                                         Shares Beneficially        Percent of Outstanding
      Name                                                    Owned (1)                    Shares (1)
      ----                                               -------------------        ----------------------
      Caterpillar Inc. (2)...........................      11,337,627  (3)                   56.8%
      James H. Dahl (4)..............................         954,225  (5)                    9.3
      Gary D. Lemke (6) .............................         891,488  (7)                    8.2
      Jerome T. Miner................................         383,000  (8)                    3.7
      Edgar E. Hetteen...............................         254,452  (9)                    2.5
      Leland T. Lynch................................         101,900  (10)                   1.0
      Karlin S. Symons...............................          38,618  (8)                     *
      R. E. "Teddy" Turner, IV.......................          28,750  (11)                    *
      Richard A. Cooper..............................             100                          *
      Richard A. Benson..............................             -                            *
      Robert Macier..................................             -                            *
      All executive officers and
        directors as a group (11 persons)............       2,796,589  (12)                  25.2

*     Less than 1%.
(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of April 10, 2001 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) The address of Caterpillar Inc. is 100 Northeast Adams St., Peoria, IL 61629-2495.
(3)   Includes 9,767,127 shares subject to a warrant exercisable within 60 days.
(4) The business address of Mr. Dahl is 1200 Riverplace Boulevard, Suite 902, Jacksonville, FL 32207.
(5) Includes 28,000 shares subject to options exercisable within 60 days, 763,330 shares held by Rock Creek Partners, Ltd., an investment partnership, of which Mr. Dahl is the Managing General Partner, 22,195 shares held by an IRA established for the benefit of Mr. Dahl and 140,700 shares held by a trust established for the benefit of Mr. Dahl's minor children.
(6)   The business address of Mr. Lemke is 840 Lily Lane, Grand Rapids, MN
      55744.
(7) Includes 615,000 shares subject to options exercisable within 60 days, 143,209 shares held jointly with Mr. Lemke's wife, 61,363 shares held by Mr. Lemke's wife and 7,138 shares held in the Company's 401(k) Plan.
(8)   Includes 21,250 shares subject to options exercisable within 60 days.
(9) Includes 55,687 shares subject to options exercisable within 60 days and 89,500 shares held by Mr. Hetteen's wife.
(10) Includes 16,750 shares subject to options exercisable within 60 days, 10,000 shares held by Mr. Lynch's wife and 6,650 shares owned by a trust established for the benefit of Mr. Lynch's grandchildren.
(11)  Includes 28,000 shares subject to options exercisable within 60 days.
(12) Includes an aggregate of 898,687 shares of Common Stock that are subject to options exercisable within 60 days by executive officers and directors and 11,744 shares held in the Company's 401(k) Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In December 1996, the Company entered into a five-year consulting agreement with a private consulting firm, which is owned by Mr. Dahl's brother. James Dahl provides contract services to this consulting firm. In connection with the consulting agreement, the Company issued a warrant to the consulting firm for the purchase of 337,500 shares of the Company's Common Stock at $7.33 per share in exchange for monthly consulting services to be received over the term of the agreement. The warrant price was the approximate fair market value on the date the Company and the private consulting firm orally agreed to enter into the consulting agreement. The warrant became exercisable and transferable in December 1997. The warrant expires December 2006. Mr. Dahl disclaims any beneficial ownership in the shares that may be obtained upon exercise of the warrant by the consulting firm.

      The Company uses a public relations firm that is affiliated with Mr. Lynch. Total fees paid to the public relations firm in 2000 were approximately $201,000.

Affiliation with Caterpillar Inc.

      On October 14, 1998, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with Caterpillar Inc. ("Caterpillar") pursuant to which Caterpillar acquired, for an aggregate purchase price of $18,000,000, one million newly-issued shares of the Company's Common Stock and a warrant (the "Warrant") to purchase an additional 10,267,127 newly-issued shares of the Company's Common Stock at an exercise price of $21.00 per share. The purchase of the Common Stock and the Warrant occurred pursuant to the Purchase Agreement which closed on January 29, 1999 (the "Closing Date"). The Purchase Agreement contains certain agreements regarding various matters including (i) the conduct of the Company's business following the Closing Date, (ii) Caterpillar's right to designate directors of the Company, (iii) Caterpillar's right of first offer with respect to future stock issuances by the Company and
(iv) the issuance of additional warrants to Caterpillar in the event the Company issues additional shares of stock (except in certain limited circumstances). The Warrant is exercisable at any time from the Closing Date until the tenth anniversary of the Closing Date, except that it may expire with respect to a portion of the shares in the event the Company meets certain revenue levels and certain other conditions are met.

      In connection with entering into the Purchase Agreement, the Company and Caterpillar entered into a commercial alliance agreement (the "Commercial Alliance Agreement") on October 14, 1998, pursuant to which the Company and Caterpillar agreed to enter into a number of additional agreements contemporaneously with or following the closing of the transaction contemplated by the Purchase Agreement.

      On the Closing Date, the Company and Caterpillar entered into a Marketing Agreement which requires Caterpillar to provide the Company with access to its worldwide distribution network, in part, by promoting the sale of the Company's products to Caterpillar's dealers, and requires the Company to pay a commission to Caterpillar for sales of certain of the Company's products to Caterpillar dealers plus the cost of certain additional services that may be provided by Caterpillar under the agreement. Also on the Closing Date, the Company and Caterpillar entered into a Management Services Agreement pursuant to which Caterpillar agreed to make available to the Company, for a fee, general management support in connection with the day-to-day operation of its business, commercial development and marketing research services, financial planning services, such other administrative services as the Company and Caterpillar may agree, and manufacturing and engineering services. Unless otherwise agreed, the fee to be paid for these services is equal to Caterpillar's cost plus an administrative surcharge.

      The Commercial Alliance Agreement also provides that the Company and Caterpillar enter into several additional agreements in the future, including
(i) a Trademark and Trade Dress Agreement, to be entered into at such time as the Company's products have been found to meet Caterpillar's quality and safety standards, pursuant to which Caterpillar will grant to the Company the right to use certain trademarks of Caterpillar on the Company's products for a fee equal to a percentage of the dealer net price for products sold with such trademarks,
(ii) a Services Agreement pursuant to which Caterpillar will offer to the Company certain financial services, logistics services and services to promote the Company's products to government bodies, and the Company will agree to use such services if the prices to be negotiated are competitive, (iii) a Supply Agreement (Caterpillar to Company) pursuant to which Caterpillar will offer to supply Caterpillar components to the Company for incorporation into the Company's products, (iv) a Supply Agreement (Company to Caterpillar) pursuant to which the Company will offer to supply its components to Caterpillar for incorporation into Caterpillar's products that do not compete with the Company's products, (v) a Technology License Agreement (Company to Caterpillar) pursuant to which the Company will offer to license to Caterpillar the right to use the Company's proprietary patents and know-how relating to all-terrain rubber track vehicles in the design, manufacture, use and sale of Caterpillar's products that do not compete directly with the Company's products and (vi) a Joint Venture Agreement pursuant to which the Company and Caterpillar will establish a 50-50 joint venture company to design and develop a line of agricultural tractors utilizing key aspects of the parties' respective technology and know-how.

     In October 2000, the Company entered into a Securities Purchase Agreement in which Caterpillar purchased 500,000 newly issued shares of ASV Common Stock at $18 per share, increasing its ownership in ASV to approximately 15 percent. The Company also amended its original warrant issued to Caterpillar, reducing the number of shares of ASV common stock available for purchase under the warrant by 500,000 shares.

      The Company and Caterpillar also entered into an alliance agreement in which they plan to jointly develop and manufacture a new product line of Caterpillar rubber track skid steer loaders called Multi-Terrain Loaders. The product line, which is expected to include five new models, will feature Caterpillar's patented skid steer loader technology and ASV's patent-pending Maximum Traction Support System(TM) rubber track undercarriage. They will be sold through the Caterpillar dealer network.

      During 2000, the Company purchased parts used in its products from Caterpillar. The Company also reimburses Caterpillar for the salary related costs of two Caterpillar employees that work on the Company's behalf. In addition, the Company utilizes Caterpillar's warranty processing system to handle warranty claims on its machines and reimburses Caterpillar for the warranty expense incurred by Caterpillar dealers.

      During 2000, total parts purchases and salary and warranty reimbursements were approximately $3,828,000. Also, at December 31, 2000, accounts payable to Caterpillar were $389,000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of the Company, and persons who beneficially own more than 10% of the Company's outstanding shares of Common Stock, to file initial reports of ownership and reports of changes in ownership of securities of the Company with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such reports furnished to or obtained by the Company, the Company believes during the fiscal year ended December 31, 2000, all filing requirements applicable to its directors, officers or beneficial owners of more than 10% of the Company's outstanding shares of Common Stock were complied with, except Edgar Hetteen filed late one transaction on Form 5 relating to gifting of shares in April 1999.

                      PROPOSALS FOR THE NEXT ANNUAL MEETING

      In order to be eligible for inclusion in the Company's proxy solicitation materials for its next annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at the Company's principal executive offices, P.O. Box 5160, Grand Rapids, Minnesota 55744, not later than January 1, 2002. Pursuant to the Company's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting no later January 1, 2002. Each such notice should be sent to the Secretary, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company's Bylaws. Any such proposal will be subject to the requirements of the proxy rules adopted by the Securities Act of 1934.

      Management may use discretionary authority to vote against any shareholder proposal presented at the 2001 annual meeting if: (1) such proposal has been properly omitted from the Company's proxy materials under federal securities law; (2) notice of such proposal was not submitted to the Secretary of the Company at the address listed above by January 1, 2002; or (3) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Company's voting shares required to carry the proposal.
                               ADDITIONAL MATTERS

      The Board of Directors of the Company do not presently know of any matters to be presented for consideration at the Annual Meeting of Shareholders other than the matters described in the Notice of Annual Meeting of Shareholders mailed together with this Proxy Statement, but if other matters are presented it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. The proxy confers discretionary authority to vote only with respect to matters that the Board of Directors of the Company did not know, prior to March 19, 2001, were to be presented at the Annual Meeting of Shareholders.

                                  ANNUAL REPORT

       A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000, including financial statements, accompany this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

      The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, to any shareholder of the Company upon written request. Requests should be sent to Thomas R. Karges, Chief Financial Officer, A.S.V., Inc., P.O. Box 5160, Grand Rapids, Minnesota 55744.

Dated:   May 1, 2001
         Grand Rapids, Minnesota

                                                                      Appendix A

                                  A.S.V., Inc.
                             Audit Committee Charter




I. General:


      The purpose of the audit committee of the Board of Directors of A.S.V., Inc. (the Company) is ensure the integrity of the Company's financial reporting processes and products. This charter is meant to identify the personnel and functions of the audit committee. These guidelines contemplate the involvement of the outside counsel and where appropriate the involvement of the full Board of Directors.

II. Audit Committee Membership and Function:

      A. Definitions

            1. Independence: A member of the audit committee and an auditor, respectively, are independent if they have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation, such as employment with the corporation or an affiliate within three years; corporate compensation other than fees for Board service; family relationship with an executive officer within the last three years or been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

            2. Financial Literacy: A member of the audit committee shall have financial literacy, as signified by the ability to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. Directors who have limited familiarity with finance can achieve such "literacy" through company-sponsored training programs.

      B. Audit Committee Membership

            1. The audit committee shall be composed solely of independent directors.

            2. The audit committee shall be comprised of a minimum of three directors, each of whom is financially literate or becomes financially literate within a reasonable period of time after his or her appointment to the audit committee, and at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

      C. Audit Committee Function

            1. The Board and the audit committee have the ultimate authority and responsibility to select, oversee, evaluate, and, where appropriate, to replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement). Oversight responsibilities are described further in Section III, below.

            2. The independent auditor is ultimately accountable to the Board of Directors and the audit committee as the representatives of the shareholders.

III. Independent Auditor Oversight:

      A. Independent Auditor Qualifications

            The audit committee shall be responsible for the following:

            1. Receive from the independent auditors a formal written statement delineating all relationships between the independent auditor and the Company consistent with Independent Standards Board Standard No. 1.

            2. Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and to take or recommend that the full Board take appropriate action to ensure the independence of the independent auditor.

            3. Review the audit firm's proposed executive partner and auditing personnel background and experience.

            4. Determine the audit firm's registration with the AICPA's SEC practice division and participation in the voluntary peer review professional practice programs.

            5. Review the audit firm's litigation history and professional liability insurance.

      B. Independent Auditor Engagement Letter.

            The independent auditor will provide a letter that will define the nature and scope of the audit engagement and provide a contract for the professional services of the auditing firm.

      C. Annual Audit Planning and Supervision

            The audit committee shall:

            1. Inquire of the independent auditor regarding the audit scope, timing and conduct of the audit.

            2. Ascertain that the audit team has requisite industry and corporate knowledge, appropriate ratio of staff assistants to supervisors, and supervisory review procedures.

            3. Confirm that the auditor's written audit plan give sufficient consideration to
                  a.    Financial disclosures
                  b.    Operational efficiency
                  c.    Corporate compliance and
                  d.    Compliance with laws.

      D. Annual Audit Review.

            In connection with the annual audit, the audit committee shall:

            1. Ascertain any disagreements among audit personnel or between audit personnel and Company management.

            2. Review the Company's accounting policies and practices regarding:
                  a.    Revenue recognition;
                  b.    Reserves and allowances;
                  c.    Asset capitalization;
                  d.    Extraordinary charges or write-offs, and
                  e. Any other accounting practice of an unusual or infrequent nature.

            3. Affirm that the accounting policies are consistent with industry practices, that correct requirements are reflected in accounting policies and that the accounting policies are consistent with a fair presentation of the financial statements in conformity with accounting principles generally accepted in the United States of America.

      E. Quarterly Review

            In connection with the quarterly reviews, the audit committee shall:

            1. Prior to the time that the Company files its Quarterly Report on Form 10-Q, the independent auditor will conduct an SAS 71 Interim Financial Review.

            2. Prior to the filing of the Form 10-Q and prior to the public announcement of the Company's quarterly results, the independent auditor will discuss with the audit committee, or at least its chairman, and a representative of financial management, in person, or by telephone conference call, the matters described in AU Section 380, Communications with Audit Committee, including significant adjustments, significant new accounting policies, and disagreements with management, as needed.

      F. Annual Report

            In connection with the preparation of the annual report, the audit committee shall:

            1. Review the Company's annual report to evaluate whether it contains a fair and meaningful presentation of financial statements, footnotes, and supplementary information.

            2. Affirm that the annual report discusses changes in corporate reporting or accounting practices (for example, departures from accounting principles generally accepted in the United States of America, exceptions to the consistent application of accounting principles, etc.)

            3. Review financial statement disclosures and ensure that practices are fully and fairly disclosed.

            4. Affirm appropriate use of statutory "safe harbor" disclosure if the annual report contains forward-looking information.

            5. Prepare for the report to shareholders and for inclusion in the Company's annual proxy statement a letter to shareholders stating whether with respect to the prior fiscal year:
                  a. The audit committee has reviewed and discussed the audited financial statements with management.
                  b. The independent auditors have discussed with the audit committee the matters required to be discussed by SAS No. 61;
                  c. The members have discussed among themselves, without management or the independent auditors present, the information disclosed to the audit committee described in a. and b. above;
                  d. The audit committee has received from the written disclosures and the letter from the independent auditors as required by ISB Standard No. 1.
                  e. The audit committee has recommended that the financial statements be included in the annual report on Form 10-K.
                  f. The Company was in compliance with its audit committee charter.

      G. Additional Matters for Review.

            The audit committee shall also:

            1. Review outside counsel's letter regarding litigation, claims and assessments and review the accounting treatment concerning contingency losses and their effect on the financial statements.

            2. Confer with the independent auditor and/or outside counsel to ascertain the Company's compliance regarding:
                  a.    Securities statutes;
                  b.    Anti-trust laws;
                  c.    Income tax laws;
                  d.    Labor laws, and
                  e.    Industry regulation.

            3. Ascertain the existence of and review any material non-arm's length transactions.

IV. Audit Committee Report:

      A. Annual Report.

            The audit committee shall report at least annually to the Board, setting forth:

            1.    The audit committee's function and responsibilities;

            2. A chronological review of committee's activities, particularly auditing and accounting cycle activities;

            3. A summary of the committee's recommendations, particularly with respect to the selection of the auditing firm and the review of the independent auditor's report;

            4.    Attach critical audit reports and management letters.

      B. Committee Charter.

            The audit committee shall:

            1. At least annually, include a report of the audit committee in the proxy statement:

            2. At least annually, review the charter for any necessary revisions and refer all revisions to the Board;

            3. At least triennially, attach the audit committee charter to the annual proxy statement.

                                  A.S.V., INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                              Friday, June 1, 2001
                                    2:00 p.m.
                        Myles Reif Performing Arts Center
                                720 Conifer Drive
                             Grand Rapids, MN 55744










                         A.S.V., Inc.
[LOGO OF A.S.V. INC.]    840 Lily Lane, Grand Rapids, MN 55744             proxy
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 1, 2001.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Gary D. Lemke and Thomas R. Karges, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.













                      See reverse for voting instructions.

                            ||                    ||
                            \/ Please detach here \/



         The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of Directors:  01  Gary D. Lemke              02  Edgar E. Hetteen
                           03  Jerome T. Miner            04  Leland T. Lynch
                           05  Karlin S. Symons           06  James H. Dahl
                           07  R. E. "Teddy" Turner, IV   08  Richard A. Benson
                           09  Richard A. Cooper          10  Robert R. Macier

                 [_]  Vote FOR               [_]  Vote WITHHELD
                      all nominees                from all nominees
                      (except as marked)


(Instructions: To withhold authority to vote  ---------------------------------
for any indicated nominee, write the         |                                 |
number(s) of the nominee(s) in the box        ---------------------------------
provided to the right.)

2. Ratify appointment of Grant Thornton LLP  [_] For   [_] Against   [_] Abstain
   as independent public accountants for the fiscal year ending December 31, 2001.

3. Other Matters. In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL
Address Change?  Mark Box [_]    Indicate changes below:

                                             Date
                                                 -------------------------------

                                              ---------------------------------
                                             |                                 |
                                              ---------------------------------

                                             Signature(s) in Box
                                             Please sign exactly as your name(s)
                                             appear on Proxy. If held in joint
                                             tenancy, all person must sign.
                                             Trustees, administrators, etc.,
                                             should include title and authority.
                                             Corporations should provide full
                                             name of corporation and title of
                                             authorized officer signing the
                                             proxy.